Exhibit 10.1
OPTIONAL PARTIAL LEASE TERMINATION AGREEMENT

THIS OPTIONAL PARTIAL LEASE TERMINATION AGREEMENT (this “Agreement”) is dated for reference purposes as of August 15, 2023 between FSP-RIC LLC, a Delaware limited liability company (“Landlord”), and ZILLOW, INC., a Washington corporation (“Tenant”). Landlord is authorized to insert the date of its signature in the date blank above.

RECITALS

A.    Landlord, as successor-in-interest to The Northwestern Mutual Life Insurance Company, and Tenant are parties to that certain Office Lease dated March 22, 2011 (the “Initial Lease”), as amended by Amendment to Office Lease dated June 27, 2012 (the “First Amendment”), Second Amendment to Lease dated April 16, 2013 (the “Second Amendment”), Third Amendment to Lease dated January 10, 2014 (the “Third Amendment”), Fourth Amendment to Lease dated May 2, 2014 (the “Fourth Amendment”), Fifth Amendment to Lease dated November 19, 2014 (the “Fifth Amendment”), Sixth Amendment to Lease dated June 21, 2016 (the “Sixth Amendment”), and Seventh Amendment to Lease dated October 19, 2021 (the “Seventh Amendment”, and collectively with all of the foregoing, the “Lease”), pursuant to which Tenant leases certain space (the “Premises”) in the building located at 1301 Second Avenue, Seattle, Washington (the “Building”).

B.    Pursuant to the Lease, Tenant currently leases the 31st through 42nd floors of the Building. The Term of the Lease with respect to the 31st through 35th floors is currently scheduled to expire on December 31, 2024. The Term of the Lease with respect to the 36th through 42nd floors of the Building is currently scheduled to expire on December 31, 2032.

C.    Tenant is currently marketing the 31st through 35th, 41st and 42nd floors of the Premises for sublease, and Landlord and Tenant desire to enter into this Agreement to grant Landlord certain early termination rights with respect to such floors of the Premises.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties agree as follows:

1.    Landlord’s Early Termination Rights. Landlord is hereby granted rights to terminate the Lease with respect to all, but not less than all, of one or more of full floors 31 through 35, 41 and 42 of the Premises (each, an “Early Termination Right” and collectively, the “Early Termination Rights”) effective as of a termination date selected by Landlord for each Early Termination Right exercised by Landlord (each, an “Effective Termination Date”), which Effective Termination Date shall not be earlier than January 1, 2024 nor later than December 31, 2024, time being of the essence. The Early Termination Rights may be exercised separately or in combination with each other, and in one or multiple exercises. Any portion of the Premises as to which Landlord exercises an Early Termination Right is sometimes referred to herein as an “Early Termination Space”.

2.    Exercise of Early Termination Right(s). Each Early Termination Right is exercisable by Landlord providing written notice to Tenant of such exercise, together with e-mail notice sent to the addresses set forth on Schedule 1 attached hereto (collectively, the “Termination Notice”). Each Termination Notice shall specify the Early Termination Space and the Effective Termination Date for such Early Termination Space. Subject to Landlord’s early access rights as set forth in Section 5 below, the Effective Termination Date for an Early Termination Space shall not be earlier than ninety (90) days after the date of Tenant’s receipt of the Termination Notice for such Early Termination Space.

3.    Early Termination Fee. If Landlord exercises an Early Termination Right, then Tenant shall be required to pay Landlord a termination fee in consideration of the early termination of the Lease with respect to the applicable Early Termination Space (an “Early Termination Fee”). Except as expressly provided in Section 4 below, the Early Termination Fee shall be calculated in accordance with the following:

3.1    Floors 31 through 35. The Early Termination Fee for the early termination of the Lease with respect to any of floors 31 through 35 floors shall be an amount equal to ninety percent (90%) of the aggregate Monthly Base Rent and estimated Tenant’s Proportionate Share of Operating Expenses and Real Estate Taxes that would have been payable by Tenant under the Lease for the Early Termination Space for the period from the day following the Effective Termination Date for such Early Termination Space through December 31, 2024.

3.2    Floors 41 and 42. The Early Termination Fee for the early termination of the Lease with respect to floors 41 and/or 42 shall be the amount that equals thirty percent (30%) of the aggregate Monthly Base Rent and estimated Tenant’s Proportionate Share of Operating Expenses and Real Estate Taxes that would have been payable by Tenant under the Lease for the Early Termination Space for the period from the day following the Effective Termination Date for such Early Termination Space through December 31, 2032.

3.3    Calculation and Payment. For purposes of calculating the estimated Tenant’s Proportionate Share of Operating Expenses and Real Estate Taxes for the applicable period set forth herein, the estimated Tenant’s Proportionate Share of Operating Expenses and Real Estate Taxes for the first calendar year (or partial calendar) of the calculation period shall be based on the estimated Tenant’s Proportionate Share of Operating Expenses and Real Estate Taxes for such calendar year (the “First Year Expenses”) and the estimated Tenant’s Proportionate Share of Operating Expenses and Real Estate Taxes for each subsequent calendar year (or partial calendar) shall be the First Year Expenses increased three and one-half percent (3.5%) per year (prorated for any partial calendar year). The Early Termination Fee for each Early Termination Space shall be payable by Tenant to Landlord as follows: (a) 50% of the Early Termination Fee shall be paid by Tenant not later than forty-five (45) days after Tenant’s receipt of Landlord’s Termination Notice with respect to such Early Termination Space, and (b) 50% of the Early Termination Fee shall be paid by Tenant not later than the Effective Termination Date with respect to such Early Termination Space. Tenant’s failure to pay an Early Termination Fee by the due date shall constitute an Event of Default under the Lease by Tenant if Tenant does not cure such failure within thirty (30) days after written notice from Landlord, and which failure continues for an additional thirty (30) days after a second written notice is delivered from Landlord to Tenant. In addition to any other Landlord rights or remedies for Tenant’s failure to pay the Early Termination Fee, Landlord shall have the right (but not the obligation) upon written notice to Tenant to rescind the early termination of the Lease with respect to the applicable Early Termination Space for which Tenant does not pay the Early Termination Fee by the due date set forth herein. For the avoidance of doubt, the parties hereto hereby agree that if the Effective Termination Date is January 1, 2024 with respect to all of the Early Termination Space, the Early Termination Fee payable by Tenant to Landlord shall be $16,904,269.00.

4.    New Subleases.

4.1    Landlord’s Election. If, prior to Landlord’s delivery to Tenant of a Termination Notice with respect to a particular potential Early Termination Space, Tenant executes a bona fide arms-length sublease with a non-affiliate third party for such potential Early Termination Space and delivers to Landlord written notice of such sublease and a copy thereof, then as long as there is no uncured Event of Default by Tenant, within ten (10) business days after Landlord’s receipt of Tenant’s sublease notice Landlord shall notify Tenant in writing of its election of one of the following: (a) Landlord’s disapproval of the proposed sublease if Landlord disapproves such proposed sublease in Landlord’s commercially reasonable business judgment in accordance with Section 10.1 of the Lease; (b) Landlord’s approval of the proposed sublease and waiver by Landlord of its Early Termination Right for the term of such sublease with respect to the sublease space under such sublease; (c) Landlord’s election to sublease from Tenant the sublease space set forth in the proposed sublease on the same terms as set forth in such proposed sublease and Landlord’s waiver of its Early Termination Right for the term of such sublease with respect to the sublease space under such sublease; or (d) Landlord’s election to exercise its Early Termination Right effective as of an Effective Termination Date that is the date preceding the commencement date of the term of the proposed sublease, with respect to either (i) all (but not less than all of) the sublease space under the proposed sublease, which, notwithstanding the provisions of Section 1 above, may be for space that constitutes a partial floor, or (ii) in the case of a proposed sublease that includes sublease space that constitutes a partial floor, the sublease space under the proposed sublease plus the entire remainder of the floor of the Premises upon which the partial floor sublease space is located.

4.2    Early Termination Fee. Notwithstanding Section 3 above, the Early Termination Fee in the case of Landlord’s exercise of its Early Termination Right in response to a proposed sublease pursuant to Section 4.1 above shall be calculated as follows:

4.2.1    If the proposed sublease pertains only to less than one full floor of the Premises and Landlord exercises its Early Termination Right with respect to only such partial floor proposed sublease space, then the Early Termination Fee payable by Tenant for such Early Termination Space shall be the Alternative Early Termination Fee (as defined in Section 4.3 below).

4.2.2    If the proposed sublease pertains only to less than one full floor of the Premises and Landlord exercises its Early Termination Right with respect to the entire floor on which the proposed sublease space is located, then the Early Termination Fee payable by Tenant for such Early Termination Space shall be calculated in accordance with Section 3 above.

4.2.3    If the proposed sublease pertains only to one or more full floors of the Premises, then the Early Termination Fee payable by Tenant for such Early Termination Space shall be the Alternative Early Termination Fee.

4.2.4    If the proposed sublease pertains to one or more full floors of the Premises plus additional space that constitutes less than a full floor of the Premises, and Landlord elects to exercise its Early Termination Right with respect to only the proposed sublease space, then the Early Termination Fee payable by Tenant for such Early Termination Space shall be the Alternative Early Termination Fee.

4.2.5    If the proposed sublease pertains to one or more full floors of the Premises plus additional space that constitutes less than a full floor of the Premises, and Landlord elects to exercise its Early Termination Right with respect to the proposed sublease space plus the remainder of the floor on which the partial floor proposed sublease space is located, then the Early Termination Fee payable by Tenant for such Early Termination Space shall be the sum of the following: (a) the Alternative Early Termination Fee for the full floor(s) of the proposed sublease space, plus (b) the Early Termination Fee calculated in accordance with Section 3 for the floor that contains the partial floor proposed sublease space.

4.3    Alternative Early Termination Fee. For purposes of this Section 4, the “Alternative Early Termination Fee” with respect to particular Early Termination Space means the amount (if any) by which (i) the aggregate Monthly Base Rent and estimated Tenant’s Proportionate Share of Operating Expenses and Real Estate Taxes that would have been payable by Tenant under the Lease for such Early Termination Space during the period from the day following the Effective Termination Date for such Early Termination Space through (A) December 31, 2024 in the case of Early Termination Space located on floors 31-35, or (B) December 31, 2032 in the case of Early Termination Space located on floors 41-42, exceeds (ii) (A) the aggregate base rent and operating expenses and real estate taxes that would have been payable by the subtenant under the proposed sublease for such Early Termination Space during the term of such sublease, less (B) the aggregate amounts of any tenant improvement or other allowances or other amounts that would have been payable by Tenant to the subtenant under such proposed sublease for such Early Termination Space and the leasing commissions that would have been payable by Tenant in connection with the proposed sublease of such Early Termination Space.
5.    Effect of Early Termination. If an Early Termination Right is exercised by Landlord, then (a) the Lease shall terminate with respect to the applicable Early Termination Space effective as of the Effective Termination Date for such Early Termination Space, and Tenant shall have no right to extend or renew the Term for such Early Termination Space, including for any Renewal Terms; (b) Tenant shall remain responsible for the performance of all of Tenant’s obligations and liabilities that accrue or arise under the Lease for such Early Termination Space up to and through the Effective Termination Date (including without limitation the payment of Monthly Base Rent and Tenant’s Proportionate Share of Operating Expenses and Real Estate Taxes through the Effective Termination Date, and the payment of the Early Termination Fee hereunder); (c) subject to Tenant’s ongoing maintenance and repair obligations as set forth in the Lease, Tenant shall surrender possession of the Early Termination Space to Landlord on or prior to the applicable Effective Termination Date in its “as-is” condition, with no removal or restoration obligation whatsoever (except as set forth below with respect to the Stairwell Removal Work, and except that Tenant shall remove its proprietary IT and network equipment and the personal items of its employees, with all other personal property of Tenant remaining in the Early Termination Space being considered to have been abandoned by Tenant); and (d) Tenant shall be relieved from any further obligations or liabilities with respect to an Early Termination Space after the Effective Termination Date for such Early Termination Space, except for Tenant’s surrender obligations pertaining to such Early Termination Space, all obligations and liabilities that accrue or arise prior to and through the Effective Termination Date, and all obligations and liabilities with respect to the Early Termination Space that pursuant to the terms of the Lease survive the expiration or termination of the Lease. In consideration of Landlord’s agreement to permit Tenant to leave its personal property in the Premises that is not required to be removed by Tenant under clause (c) above, Tenant agrees to provide Landlord with non-exclusive access to the Early Termination Space up to sixty (60) days prior to the Effective Termination Date to permit Landlord to remove and dispose of such Tenant personal property, so long as Landlord has timely provided the Termination Notice as set forth in Section 2 hereof. During any period of Landlord’s early access as provided herein, Landlord and Tenant shall cooperate reasonably and in good faith in connection with each party’s activities within the Premises. By way of example and for the avoidance of doubt, the parties hereto hereby agree that if and Landlord has timely provided the Termination Notice such that the Effective Termination Date is January 1, 2024 with respect to all of the Early Termination Space, Landlord shall have early access to the Early Termination Space as of November 1, 2023. If Tenant fails to surrender possession of an Early Termination Space to Landlord by the Effective Termination Date for such Early Termination Space, then the provisions of Article 34.11 of the Lease shall be applicable to such Early Termination Space. Notwithstanding any early termination of the Lease with respect to the 31st floor pursuant to this Agreement, Tenant shall remain responsible for the performance of Tenant’s obligations under Section 2 of the Seventh Amendment with respect to the removal of the Stairwell between the 30th and 31st floors; provided, however, that for purposes thereof Landlord shall be the party that performs the Stairwell Removal Work (as defined in Section 2 of the Seventh Amendment). In addition, if an Early Termination Right is exercised with respect to Early Termination Space such that there is an interconnecting stairwell between a floor of the Building that will remain part of the Premises and a floor of the Building that will no longer be part of the Premises, then the parties shall address such interconnecting stairwell in the same manner as set forth in the second paragraph of Section 2 of the Seventh Amendment; provided, however, that for purposes thereof (a) Landlord shall be the party that performs the Stairwell Removal Work, and (b) Tenant shall be responsible for reimbursement to Landlord of 50% of the cost of the Stairwell Removal Work for a maximum of two (2) additional interconnecting stairwells and shall pay such reimbursement to Landlord within thirty (30) days after written notice from Landlord together with an invoice reasonably detailing the applicable costs. If an Early Termination Right is exercised, then effective from and after the Effective Termination Date for the applicable Early Termination Space, the number of Parking Spaces to which Tenant is entitled under the Lease shall be reduced to one (1) Parking Space per each 1,600 square feet of Rentable Area of the remaining Premises that are leased by Tenant from time to time, subject to adjustment from time to time in accordance with the provisions of Article 27 of the Lease, as previously modified. If Landlord exercises an Early Termination Right with respect to a floor located on floors 31-35, Tenant shall retain its Right of First Offer set forth in Schedule 2 to the 7th Amendment with respect to such floor, except that Tenant’s Right of First Offer with respect to such floor shall be subordinate to the first lease entered into by Landlord with respect to such floor in connection with or following Landlord’s exercise of its Early Termination Right with respect to such floor (or such first lease entered into by Landlord with respect to each portion of such floor if Landlord leases such floor on a multi-tenant basis) and all expansion or renewal rights granted to the tenant under such lease, and such first lease shall constitute a Superior Right under Schedule 2 of the 7th Amendment. Upon Landlord’s exercise of an Early Termination Right with respect to a floor located on floors 31-35, Tenant’s Flex Space right set forth in Section 9 of the 7th Amendment shall terminate with respect to such floor.

6.    Broker’s Commission. Each of Landlord and Tenant represent and warrant to the other that it has had no dealings with any broker or agent in connection with this Agreement and that no brokerage commission or other fee is payable in connection with this Agreement. Each party shall indemnify, defend and hold harmless the other party from and against any and all claims or liabilities for any commissions or other fees asserted by any broker or agent with respect to this Agreement based on dealings with the indemnifying party.

7.    Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Lease.

8.    Entire Agreement. This Agreement sets forth the entire agreement of the parties as to the subject matter hereof and supersedes all prior discussions and understandings between them.

9.    Miscellaneous. This Agreement may not be amended or rescinded in any manner except by an instrument in writing signed by a duly authorized officer or representative of each party hereto. If any of the provisions of this Agreement are found to be invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be stricken and the remainder of this Agreement shall nonetheless remain in full force and effect unless striking such provision shall materially alter the intention of the parties. No waiver of any right under this Agreement shall be effective unless contained in a writing signed by a duly authorized officer or representative of the party sought to be charged with the waiver and no waiver of any rights arising from any breach or failure to perform shall be deemed to be a waiver of any future right or of any other right arising under this Agreement. Tenant waives any rights it may have to require the provisions of this Agreement be construed against the party who drafted it. Time is strictly of the essence with respect to all dates and time periods set forth in this Agreement.

10.    Authority. Each person signing this Agreement on behalf of each respective party represents and warrants that he or she is authorized to execute and deliver this Agreement, and that this Agreement is binding upon Landlord and Tenant, respectively.

11.    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same document. Copies of this Agreement, including electronic pdf or Docusign copies shall have the same force and effect as an original of this Agreement.

[Signatures on following pages]
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LANDLORD:                FSP-RIC, LLC,
                    a Delaware limited liability company
                    By:    Fifth Street Properties, LLC,
                        a Delaware limited liability company,
                        Its Sole Member

                        By:    CWP Capital Management LLC,
                            a Delaware limited liability company,
                            Its Manager

                            By:    /s/ Joseph Corrente
                            Name:    Joseph Corrente
                            Title:    Principal / EVP

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA        )
                    ) ss.
COUNTY OF LOS ANGELES        )

On August 15, 2023, before me, LeAnn Erin Holsapple, a Notary Public, personally appeared Joseph Corrente, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

/s/ LeAnn Erin Holsapple
Notary Public

Commission Expiration Date: July 15, 2027         [SEAL]

TENANT:    ZILLOW, INC., a Washington corporation

By:    /s/ Thea Handelman
Name:    Thea Handelman
Title:    VP, Tax

STATE OF WASHINGTON     )
) ss.
COUNTY OF KING    )
On this 15th day of August, 2023, before me, a Notary Public in and for the State of Washington, personally appeared Thea Handelman, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed this instrument, on oath stated that he/she was authorized to execute the instrument, and acknowledged it as the VP, Tax of Zillow, Inc., to be the free and voluntary act and deed of said corporation for the uses and purposes mentioned in the instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.
/s/ Jade Rice
NOTARY PUBLIC in and for the State of Washington, residing at: Kirkland, Washington
My appointment expires: June 23, 2025
Print Name: Jade Rice

SCHEDULE 1